Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media
(276) 629-6418 – Fax

Bassett Furniture News Release

Bassett Announces First Quarter 2006 Earnings

(Bassett, Va.) – March 23, 2006 – Bassett Furniture Industries Inc. (Nasdaq:BSET) announced today its earnings for its fiscal quarter ended February 25, 2006.

Sales for the first quarter of 2006 were $86.5 million, up 7% from first quarter 2005 levels. Wholesale shipments into the Bassett Furniture Direct (BFD) channel increased by $4 million or 8%. Wholesale shipments into the BFD channel represented 70% of total wholesale shipments in the first quarter of 2006 as compared to 66% in the first quarter of 2005. Partially offsetting this increase was approximately $2 million of expected wholesale sales attrition with traditional furniture stores. Additionally, the acquisition of 15 BFD stores in mid 2005 led to a $4 million increase in net sales in the first quarter of 2006 as compared to the first quarter of 2005.

The Bassett Furniture Direct retail store program continues to grow with 133 stores (106 licensed and 27 corporately owned) in operation at the end of the first quarter. Licensees opened four stores during the quarter (one was closed) and the Company expects licensees to open 12 to 14 new BFD stores in the remainder of fiscal 2006.

Gross margins increased 5.6 percentage points in the first quarter of 2006 as compared to the first quarter of 2005 primarily due to an increased sales mix of imported products and the inclusion of the operating results of the 15 BFD stores acquired in 2005. During the first quarter of 2006, approximately 44% of wholesale shipments were imported products as compared to 32% in the first quarter of 2005. SG&A expenses increased primarily due to the additional 15 BFD stores acquired in 2005. This increase was expected as our retail segment typically incurs a greater percentage of SG&A as compared to our wholesale segment. Operating profit improved slightly in the first quarter of 2006 as compared to the first quarter of 2005. Operating profit of our wholesale segment more than doubled from $1.6 million in the first quarter of 2005 to $3.5 million in the first quarter of 2006.

Bassett’s 27 corporate stores (reported as Bassett’s retail segment) experienced challenging conditions at retail and incurred an operating loss of $2.1 million compared to an operating loss of $0.3 million in the first quarter of 2005 when Bassett’s retail segment included only 14 stores. These additional losses relate almost entirely to the 15 stores acquired from three licensees in mid 2005. Net sales and margins were lower than planned primarily because the changes being made to drive more traffic, improve staffing, standardize pricing and streamline operations are taking longer than anticipated to implement. Bassett continues to take steps to merge the 27 corporate stores from 5 independent operating units into a centrally managed operation. These changes, which include a new management team and centralization of certain functions, have resulted in short term challenges but are expected to lead to improvement in the long-term.

The Company reported net income for the quarter of $2.3 million or $.19 per diluted share which compares to net income of $2.4 million or $.20 per share in the first quarter of 2005.

“We are pleased with our year-over-year wholesale division improvement,” said Robert H. Spilman Jr., president and chief executive officer. “Actions taken over the past three years to restructure our wholesale business have resulted in better returns and we expect continued improvement. Our primary focus in 2006 continues to be enhancing the customer experience at our BFD stores, continuing to introduce stylish new products in these stores and improving the profitability of the BFDs.”

The Company borrowed $5 million during the quarter primarily to fund increases in accounts receivable and inventories. The Company also received a dividend from its investment in an affiliate during the quarter and paid its regular quarterly dividend to shareholders during the quarter.

Bassett also announced that its Board of Directors has declared a regular quarterly dividend of $.20 per share payable on June 1, 2006, to shareholders of record on May 15, 2006.

Bassett Furniture Industries, Inc. is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With over 130 Bassett Furniture Direct stores, Bassett has leveraged its strong brand name in furniture into a growing network of licensed stores that focus on providing consumers with a friendly and professional environment for buying furniture and accessories. While the Company continues to sell its products to other retailers, the most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy encompasses affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com.

Certain of the statements in the immediately preceding paragraphs, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the first quarter of 2006, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income - Unaudited

(In thousands, except for per share data)

	13 Weeks Ended February 25, 2006		13 Weeks Ended February 26, 2005
	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Net sales	$86,489	100.0%	$80,752	100.0%
Cost of sales	58,814	68.0%	59,456	73.6%

Gross profit	27,675	32.0%	21,296	26.4%

Selling, general and administrative	26,260	30.4%	20,028	24.8%

Income from operations	1,415	1.6%	1,268	1.6%
Other income, net	1,773	2.0%	1,970	2.4%

Income before income taxes	3,188	3.7%	3,238	4.0%
Income tax provision	(878)	-1.0%	(874)	-1.1%

Net income	$2,310	2.7%	$2,364	2.9%

Basic earnings per share:	$0.20		$0.20

Diluted earnings per share:	$0.19		$0.20

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	(Unaudited)
	February 25, 2006	November 26, 2005
Assets

Current assets
Cash and cash equivalents	$4,512	$7,109
Accounts receivable, net	39,824	37,069
Inventories	54,335	48,887
Deferred income taxes	4,997	5,188
Assets held for sale	1,185	1,185
Other current assets	2,974	3,626

Total current assets	107,827	103,064

Property and equipment, net	64,089	64,644

Investments	78,755	76,890
Retail real estate, net	32,915	31,640
Notes receivable, net	17,988	15,768
Other, net	16,766	16,650

	146,424	140,948

Total assets	$318,340	$308,656

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$24,857	$19,421
Customer deposits	6,905	7,525
Other accrued liabilities	19,432	21,402

Total current liabilities	51,194	48,348

Long-term liabilities
Employee benefits	9,139	9,208
Long-term debt	8,823	3,910
Real estate notes payable	15,024	15,144
Distributions in excess of affiliate earnings	13,410	11,833

	46,396	40,095

Commitments and Contingencies

Stockholders’ equity
Common stock, par value $5 a share, 50,000,000 shares authorized, issued and outstanding - 11,824,915 in 2006 and 11,777,505 in 2005	59,125	59,022
Retained earnings	156,416	156,471
Additional paid-in-capital	2,315	2,068
Accumulated other comprehensive income - unrealized holding gains, net of income tax	2,894	2,652

Total stockholders’ equity	220,750	220,213

Total liabilities and stockholders’ equity	$318,340	$308,656

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows - Unaudited

(In thousands)

	13 Weeks Ended February 25, 2006	13 Weeks Ended February 26, 2005
Operating Activities
Net income	$2,310	$2,364
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	2,226	2,467
Equity in undistributed income of investments	(2,234)	(2,772)
Provision for losses on trade accounts receivable	840	590
Net gain from sales of investments	(290)	(587)
Deferred income taxes	(10)	250
Changes in employee benefit liabilities	(69)	(69)
Changes in operating assets and liabilities:
Trade accounts receivable	(4,795)	(3,465)
Inventories	(5,448)	(923)
Other current assets	652	—
Notes receivable, net	(1,020)	(277)
Accounts payable and accrued liabilities	2,845	23

Net cash used in operating activities	(4,993)	(2,399)

Investing Activities
Purchases of property and equipment, net	(1,369)	(1,104)
Purchases of retail real estate	(1,658)	(1,632)
Proceeds from sales of property and equipment	193	1,367
Proceeds from sales of investments	1,606	3,513
Purchases of investments	(1,606)	(3,088)
Dividends from an affiliate	2,811	2,342
Other, net	(300)	(21)

Net cash provided by (used in) investing activities	(323)	1,377

Financing Activities
Borrowings under revolving credit arrangement	5,000	5,000
Repayments of long-term debt	(120)	—
Repayments of real estate notes payable	(120)	(110)
Issuance of common stock, net	344	260
Repurchases of common stock	(20)	—
Cash dividends	(2,365)	(2,350)

Net cash provided by financing activities	2,719	2,800

Net change in cash and cash equivalents	(2,597)	1,778

Cash and cash equivalents, beginning of period	7,109	4,022

Cash and cash equivalents, end of period	$4,512	$5,800